Exhibit 5.1

March 5, 2024

NAPCO Security Technologies, Inc.

333 Bayview Avenue

Amityville, New York 11701

Ladies and Gentlemen:

You have requested our opinion, as counsel to NAPCO Security Technologies, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering of 2,300,000 shares (the “Shares”) of its common stock, par value $0.01, to be sold by the selling stockholder (the “Selling Stockholder”) pursuant to a Registration Statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the prospectus included in the Registration Statement (the “Prospectus”).

In connection with this opinion letter, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, as amended, each as currently in effect, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

As to any facts that are material to the opinions hereinafter expressed that we did not independently establish or verify, we have relied without investigation upon a certificate of an officer of the Company and the Selling Stockholder and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Except as specifically set forth herein, we have not undertaken any independent investigation to determine the accuracy of facts material to any such statement or opinion, and no inference as to such statement or opinion should be drawn from the fact of our representation of the Company.

Based upon and subject to the foregoing, and to the limitations and qualifications described below, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

Our opinion expressed above are subject to the following additional limitations, exceptions, qualifications and assumptions:

This opinion letter is effective only as of the date hereof. We do not assume responsibility for updating this opinion letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this opinion letter that may occur, or facts that may come to our attention, subsequent to the date hereof.

Morgan, Lewis & Bockius llp

1400 Page Mill Road Palo Alto, CA 94304	+1.650.843.4000
United States	+1.650.843.4001

This opinion letter is furnished by us solely for the benefit of the Company in connection with the transactions contemplated by the Registration Statement and may not be relied upon by any person for any other purpose, nor may it be furnished to or relied upon by any other person or entity for any purpose whatsoever. This opinion letter is not to be quoted in whole or in part or otherwise referred to or used, nor is it to be filed with any governmental agency or any other person, without our express written consent.

Finally, we consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

/s/ Morgan, Lewis & Bockius LLP